Exhibit 10(mm)
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) dated March 31, 2014 is made by and between EFH CORPORATE SERVICES COMPANY (“EFH Co.”), ENERGY FUTURE HOLDINGS CORP. (the parent entity of EFH Co., referred to herein as the “Company”) and STACEY H. DORÉ (“Executive”) (individually, each a “Party” and collectively, the “Parties”).
WITNESSETH
WHEREAS, the Parties previously entered into an employment agreement dated April 27, 2012 and effective as of March 15, 2012 (“Original Effective Date”), amended and restated by an employment agreement dated July 1, 2013 and effective as of February 14, 2013, and most recently amended and restated by an employment agreement dated October 28, 2013 and effective as of February 14, 2013; and
WHEREAS, Executive has been granted an opportunity to earn supplemental incentive awards; and
WHEREAS, the Parties desire to amend and restate the employment agreement, in each case on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual promises, covenants and obligations contained herein, the Company, EFH Co. and Executive agree as follows:
1.    Term of Employment. Subject to the provisions of Section 7 of this Agreement, this Agreement, as restated, and Executive’s employment hereunder shall be effective as of January 22, 2014 (“Effective Date”) and shall end as of 11:59:59 P.M. on December 31, 2016 (the “Initial Term”). Subject to the provisions of Section 7 of this Agreement, this Agreement shall automatically renew for an additional one (1) year period commencing immediately following the last day of the Initial Term and each one (1) year period thereafter (each, a “Renewal Term”), unless, the Company or Executive provides the other Party written notice of non-renewal at least sixty (60) days prior to the end of the applicable term. The period during which Executive is employed by EFH Co. hereunder is hereinafter referred to as the “Employment Term.”
2.    Position and Duties.
(a)    Executive shall serve during the Employment Term as Executive Vice President and General Counsel of EFH Co. and Executive Vice President, General Counsel and Co-Chief Restructuring Officer of the Company. In such positions, Executive shall have such duties, authority and responsibilities as shall be determined from time to time by the President and CEO of the Company, which duties, authority and responsibilities shall be customary for Executive’s positions in a business of similar size, type and nature to that of EFH Co. Executive shall report to the President and CEO of the Company with respect to her responsibilities to EFH Co.

(b)    During the Employment Term, Executive will devote Executive’s full business time and best efforts to performance of the duties described in Section 2(a) and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere, directly or indirectly, with performance of Executive’s duties. Executive may participate in civic and charitable activities and may serve on the board of non-profit organizations and on the board of one outside company, provided that Executive obtains prior approval of the board of directors of the Company (as used herein, the term “Board” shall mean the board of directors of the Company or a committee designated by such board), which shall not be unreasonably withheld, prior to accepting appointment or reappointment to a board of directors or trustees of any other business, corporation or charitable organization; provided, further, that, in each case, such activities do not conflict or interfere with the performance of Executive’s duties hereunder or conflict with Section 8.
3.    Base Salary. From the Effective Date and during the remainder of the Employment Term, EFH Co. shall pay Executive a base salary of $600,000 annually, payable in regular installments in accordance with EFH Co.’s usual payment practices. Executive may be entitled to increases in her base salary in the sole discretion of the Board, which shall make such determinations following its annual review process for executives. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”
4.    Annual Bonus. Beginning January 1, 2014 and with respect to each fiscal year during the remainder of the Employment Term, Executive shall have the opportunity to earn an annual bonus award (the “Annual Bonus”) pursuant to the terms and conditions of the EFH Executive Annual Incentive Plan (“AIP”) with a target bonus award (“Target Award”) equal to 85% of Base Salary. The amount of the Annual Bonus shall be based upon the achievement of annual business performance targets and Executive’s individual performance, both as approved by the Board; provided, however, if the Company and/or Executive achieve superior performance targets as established by the Board, then Executive shall be eligible to receive a bonus award of up to 200% of her Target Award. Each Annual Bonus, if any, shall be paid to Executive within two and one-half (2½) months after the end of the applicable fiscal year.
5.    Employee Benefits; Perquisites; Fringe Benefits.
(a)    During the Employment Term, Executive shall be entitled to participate in the Company’s group health, life, disability, and all tax qualified and nonqualified benefit plans, as in effect from time to time (collectively “Employee Benefits”), on a basis which is no less favorable than is offered to other members of the Strategy and Policy Committee (with the exception of the CEO of the Company), to the extent consistent with applicable law and the terms of the applicable plans.
(b)    During the Employment Term, Executive shall be entitled to fringe benefits consistent with the practices of the Company to the extent the Company provides similar benefits to other members of the Strategy and Policy Committee (with the exception of the CEO of the Company) and Executive is otherwise eligible to participate in such fringe benefit programs.

(c)    At the beginning of each calendar year during the Employment Term, Executive shall be entitled to the greater of: five (5) weeks of paid vacation, or the maximum number of days Executive is entitled to under the Company’s vacation or paid time off policy, as applicable. Executive shall be entitled to carry over up to five (5) days of unused vacation from one calendar year to the next; provided that, any carryover vacation days not used in the next calendar year shall be forfeited. Executive shall also be entitled to paid sick leave benefits in accordance with those provided to other similarly situated executives during the Employment Term.
(d)    Executive shall be entitled to the additional benefits and compensation set forth in Exhibits I, II, III, and IV attached hereto, subject to the terms and conditions thereof.
6.    Business Expenses. Subject to EFH Co.’s standard policies and procedures with respect to expense reimbursement, EFH Co. shall reimburse Executive for, or pay on behalf of Executive, reasonable and appropriate expenses incurred by Executive for business related purposes, provided claims for reimbursement are submitted timely and with appropriate supporting documentation.
7.    Termination. Executive’s employment hereunder may be terminated by either the Company or Executive at any time and for any reason; provided that, unless otherwise provided herein, either Party will be required to give the other Party at least sixty (60) days advance written notice of termination of Executive’s employment. Notwithstanding the foregoing, the Company may, in lieu of providing sixty (60) days advance written notice of termination, immediately terminate Executive’s employment for Cause; provided, that, the Company provides Executive with the compensation and benefits then in effect at the time of such termination to which Executive would have been entitled had she continued employment with the Company for such sixty (60) day period. The provisions of this Section 7 shall exclusively govern Executive’s rights upon termination of employment with EFH Co. and its Affiliates (as defined in Section 8(c) below).
(a)    By the Company for Cause or by Executive Due to Voluntary Resignation without Good Reason.
(i)    Executive’s employment may be terminated by the Company for Cause (as defined below) or by Executive’s voluntary resignation without Good Reason (as defined below) and, in either case, Executive shall be entitled to receive:
(A)    within six (6) calendar days following the date of termination, accrued, but unpaid Base Salary and unused vacation, earned through the date of termination;
(B)    in accordance with Section 4 (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with EFH Co. or the Company), any accrued but unpaid Annual Bonus earned for any previously completed fiscal year;
(C)    in accordance with Exhibit IV, any earned but unpaid portion of the Annual Supplemental Award for the immediately preceding quarter;

(D)    within sixty (60) days of Executive’s claim for reimbursement, payment for any unreimbursed business expenses properly incurred by Executive in accordance with EFH Co.’s policies prior to the date of Executive’s termination; provided that claims for reimbursement are accompanied by appropriate supporting documentation and are submitted to EFH Co. within ninety (90) days following the date of Executive’s termination of employment;
(E)    Employee Benefits and equity compensation, if any, as to which Executive may be entitled under the employee benefit plans of EFH Co. and its Affiliates or any agreement between EFH Co. (and/or its Affiliates) and Executive; and
(F)    any amounts payable or that may become payable pursuant to Section 7(g) and/or Section 9(g) (the amounts described in clauses (A) through (F) hereof being referred to as the “Accrued Rights”).
Following termination of Executive’s employment by the Company for Cause or voluntary resignation by Executive without Good Reason, except as set forth in this Section 7(a)(i) and for any rights to indemnification and claims for liability insurance coverage under officer and director policies, Executive shall have no further rights to any compensation or any other benefits under this Agreement.
(ii)    For purposes of this Agreement, the terms:
(A)    “Cause” shall mean (i) if, in performing her duties to EFH Co., Executive engages in conduct that constitutes (a) a material breach of her fiduciary duty to EFH Co., the Company, or their shareholders (including, without limitation, a material breach or attempted breach of the provisions under Section 8), (b) gross neglect, or (c) gross misconduct resulting in material economic harm to EFH Co. or the Company; provided that any such conduct described in (a), (b) or (c) is not cured within ten (10) business days after Executive receives from the Company written notice thereof; or (ii) Executive’s conviction of, or entry of a plea of guilty or nolo contendere for, a felony or other crime involving moral turpitude.
(B)    “Good Reason” shall mean, provided that Executive has not previously given the Company her written consent, (i) a reduction in Executive’s Base Salary or Executive’s annual incentive compensation opportunity (other than a general reduction in base salary or annual incentive compensation opportunities that affects all salaried employees of the Company proportionately); (ii) a transfer of Executive’s primary workplace by more than fifty (50) miles from the workplace on the Effective Date; (iii) a substantial adverse change in Executive’s duties or responsibilities; (iv) any material breach of this Agreement; or (v) an adverse change in Executive’s line of reporting to superior officers pursuant to the terms of this Agreement; provided, however, that any isolated, insubstantial or inadvertent failure by EFH Co. or the Company that is not in bad faith and is cured within ten (10) business days after Executive gives the Company written notice of any such event set forth above, shall not constitute Good Reason.

(b)    Disability or Death.
(i)    Executive’s employment shall terminate upon Executive’s death and may be terminated by the Company if Executive has a Disability (as defined below) and, in either case, Executive or Executive’s estate (as the case may be) shall be entitled to receive:
(A)    the Accrued Rights;
(B)    a portion of the Target Award that Executive would have been entitled to receive pursuant to Section 4 hereof for the fiscal year of termination, such portion to be determined by multiplying the Target Award by a fraction, the numerator of which is the number of days during which Executive was employed by EFH Co. in the fiscal year of Executive’s termination, and the denominator of which is 365 (the “Pro-Rata Bonus”), with such Pro-Rata Bonus payable to Executive pursuant to Section 4 as if Executive’s employment had not terminated; and
(C)    any additional benefits and compensation set forth in Exhibits I, II, III, and IV attached hereto, subject to the terms and conditions thereof.
Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 7(b)(i) and for any rights to indemnification and claims for liability insurance coverage under officer and director policies, Executive shall have no further rights to any compensation or any other benefits under this Agreement.
(ii)    “Disability” shall mean Executive’s physical or mental incapacitation and consequent inability, with reasonable accommodation, for a period of six consecutive months to perform Executive’s duties; provided, however, in the event the Company temporarily replaces Executive, or transfers Executive’s duties or responsibilities to another individual, on account of Executive’s inability to perform such duties due to a mental or physical incapacity which is, or is reasonably expected to become, a long-term disability, then Executive’s employment shall not be deemed terminated by the Company and Executive shall not be able to resign with Good Reason. Any question as to the existence of a Disability as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree on a qualified independent physician, each shall appoint a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement and any other agreement with Executive that incorporates this definition of Disability.
(c)    By the Company Without Cause; Resignation by Executive for Good Reason. Executive’s employment hereunder may be terminated by the Company without Cause (other than by reason of death or Disability) or upon Executive’s resignation for Good Reason and, in either case (except as otherwise provided in Section 7(e)), Executive shall be entitled to receive:
(i)    the Accrued Rights;

(ii)    provided Executive (x) does not violate the restrictions set forth in Section 8 of this Agreement and (y) executes, delivers and does not revoke a general release of claims against EFH Co., the Company and its Affiliates (excluding claims for indemnification, claims for coverage under officer and director policies, and claims as a stockholder of the Company):
(A)    a lump sum payment equal to: (I) two (2) times Executive’s Base Salary, and (II) the Pro-Rata Bonus, payable as soon as practicable but no later than the earlier of: (a) March 15 following the calendar year in which termination occurs or (b) ninety (90) days following termination; and
(B)    Executive, her spouse and eligible dependents (to the extent covered immediately prior to such termination) shall continue to be eligible to participate in all of the Company’s group health plans on the same terms and conditions as active employees of the Company until the earlier of (x) two (2) years from the date of termination of Executive’s employment (the “Severance Period”), to the extent that Executive was eligible to participate in such plans immediately prior to the date of termination, or (y) until Executive is, or becomes, eligible for comparable coverage under the group health plans of a subsequent employer. If Executive continues to receive benefits pursuant to this Section 7(c)(ii)(B) when, in the absence of the benefits provided in this Section 7(c)(ii)(B), Executive would not be entitled to continuation coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), Executive shall receive reimbursement for all medical expenses no later than the end of the calendar year immediately following the calendar year in which the applicable expenses were incurred. The health care continuation coverage period under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Code Section 4980B, or any replacement or successor provision of United States tax law, shall run concurrently with the Severance Period; and
(iii)    any additional benefits and compensation set forth in Exhibits I, II, III, and IV attached hereto, subject to the terms and conditions thereof.
Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or upon Executive’s resignation for Good Reason, except as set forth in this Section 7(c) or otherwise provided in Section 7(e) and for any rights to indemnification and claims for liability insurance coverage under officer and director policies, Executive shall have no further rights to any compensation or any other benefits under this Agreement.
(d)    Expiration of Employment Term.
(i)    In the event Executive elects not to extend the Employment Term pursuant to Section 1 and Executive’s employment has not been earlier terminated pursuant to Sections 7(a), (b), (c), or (e), the Employment Term shall expire and Executive’s employment hereunder shall terminate as of the end of the day immediately preceding the commencement of a subsequent Renewal Term, and Executive shall be entitled to receive the Accrued Rights. Except as set forth in this Section 7(d)(i) and for any rights to indemnification and claims for liability insurance coverage under officer and director policies, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(ii)    In the event the Company elects not to extend the Employment Term pursuant to Section 1 and Executive’s employment has not been earlier terminated pursuant to Sections 7(a), (b), (c), or (e), the Employment Term shall expire and Executive’s employment hereunder shall terminate as of the end of the day immediately preceding the commencement of a subsequent Renewal Term, and Executive shall be entitled to receive the payments and benefits applicable to a termination of Executive’s employment without Cause pursuant to Section 7(c) or Section 7(e), as applicable. Except as set forth in this Section 7(d)(ii) and for any rights to indemnification and claims for liability insurance coverage under officer and director policies, Executive shall have no further rights to any compensation or any other benefits under this Agreement.
(e)    Change in Control. Notwithstanding any provision contained herein, if Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason, in either case, within twenty-four (24) months following a Change in Control (as defined in the 2007 Stock Incentive Plan for Key Employees of Energy Future Holdings Corp. and its Affiliates), Executive shall be entitled to receive:
(i)    the Accrued Rights;
(ii)    provided Executive (x) does not violate the restrictions set forth in Section 8 of this Agreement and (y) executes, delivers and does not revoke a general release of claims against EFH Co., the Company and its Affiliates (excluding claims for indemnification, claims for coverage under officer and director policies, and claims as a stockholder of the Company), a lump sum payment equal to two (2) times the sum of Executive’s annualized Base Salary and Executive’s Target Award, payable as soon as practicable but no later than the earlier of: (i) March 15 following the calendar year in which termination occurs or (ii) ninety (90) days following termination;
(iii)    provided Executive (x) does not violate the restrictions set forth in Section 8 of this Agreement and (y) executes, delivers and does not revoke a general release of claims against EFH Co., the Company and its Affiliates (excluding claims for indemnification, claims for coverage under officer and director policies, and claims as a stockholder of the Company), Executive, her spouse and eligible dependents (to the extent covered immediately prior to such termination) shall continue to be eligible to participate in all of the Company’s group health plans on the same terms and conditions as active employees of the Company until the earlier of (A) termination of the Severance Period, to the extent that Executive was eligible to participate in such plans immediately prior to the date of termination, or (B) until Executive is, or becomes, eligible for comparable coverage under the group health plans of a subsequent employer. If Executive continues to receive benefits pursuant to this Section 7(e)(iii) when, in the absence of the benefits provided in this Section 7(e)(iii) Executive would not be entitled to continuation coverage under Code Section 4980B, Executive shall receive reimbursement for all medical expenses no later than the end of the calendar year immediately following the calendar year in which the applicable expenses were incurred. The health care continuation coverage period under COBRA, Code Section 4980B, or any replacement or successor provision of United States tax law, shall run concurrently with the Severance Period; and

(iv)    any additional benefits and compensation set forth in Exhibits I, II, III, and IV attached hereto, subject to the terms and conditions thereof.
Following Executive’s termination of employment without Cause (other than by reason of Executive’s death or Disability) or upon Executive’s resignation for Good Reason, in either case, within twenty-four (24) months following a Change in Control, except as set forth in this Section 7(e) and for any rights to indemnification and claims for liability insurance coverage under officer and director policies, Executive shall have no further rights to any compensation or any other benefits under this Agreement.
(f)    Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other Party in accordance with Section 9(j) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice indicating the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.
(g)    Code Section 4999.
(i)    If, by reason of, or in connection with, any transaction that occurs after the Original Effective Date, Executive would be subject to the imposition of the excise tax imposed by Code Section 4999 related to Executive’s employment with the Company, whether before or after termination of Executive’s employment, but the imposition of such tax could be avoided by approval of shareholders described in Code Section 280G(b)(5)(B), then Executive may ask the Company to seek such approval, in which case the Company will use its reasonable best efforts to cause such approval to be obtained and Executive will cooperate and execute such waivers as may be necessary so that such approval avoids imposition of any excise tax under Code Section 4999. If Executive fails to request that the Company seek such approval, or if Executive does request that the Company seek such approval, but fails to cooperate and execute such waivers as may be necessary in the approval process, Section 7(g)(ii) shall not apply and Executive shall not be entitled to any gross-up payment for any resulting tax under Code Section 4999. If such approval, even if sought and obtained, would not avoid imposition of the excise tax imposed under Code Section 4999, then the provisions of Section 7(g)(ii) shall apply without any precedent obligation of Executive to seek such approval.
(ii)    Gross-Up Payment.
(A)    In the event it shall be determined that any payment, benefit or distribution (or combination thereof) by the Company, any Affiliate, or one or more trusts established by the Company or any Affiliate for the benefit of their employees, to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, or otherwise) (a “Payment”) is subject to the excise tax imposed by Code Section 4999 or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the “Excise Tax”), Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any federal, state and local income taxes and employment taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.
(B)    All determinations required to be made under this Section 7(g)(ii), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte & Touche LLP, Alvarez & Marsal, or such other nationally recognized accounting firm as may be designated by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within ten (10) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company; provided that for purposes of determining the amount of any Gross-Up Payment, Executive shall be deemed to pay federal income tax at the highest marginal rates applicable to individuals in the calendar year in which any such Gross-Up Payment is to be made and deemed to pay state and local income taxes at the highest effective rates applicable to individuals in the state or locality of Executive’s residence or place of employment in the calendar year in which any such Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account limitations applicable to individuals subject to federal income tax at the highest marginal rates. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 7(g)(ii), shall be paid by the Company to Executive (or to the appropriate taxing authority on Executive’s behalf) when due. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall so indicate to Executive in writing. Any determination by the Accounting Firm shall be binding upon the Company and Executive (subject to Section 7(g)(ii)(C)). As a result of the uncertainty in the application of Code Section 4999, it is possible that the amount of the Gross-Up Payment determined by the Accounting Firm to be due to (or on behalf of) Executive was lower than the amount actually due (“Underpayment”). In the event that the Company exhausts its remedies pursuant to Section 7(g)(ii)(C) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred, and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive (but in any case no later than the calendar year following the calendar year in which such tax was payable).
(C)    Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of any Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which she gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall (i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order to effectively contest such claim and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7(g)(ii)(C), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one (1) or more appellate courts, as the Company shall determine; provided that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; provided, further, that if Executive is required to extend the statute of limitations to enable the Company to contest such claim, Executive may limit this extension solely to such contested amount. The Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
(D)    If, after the receipt by Executive of an amount paid or advanced by the Company pursuant to this Section 7(g)(ii), Executive becomes entitled to receive any refund with respect to a Gross-Up Payment, Executive shall (subject to the Company’s complying with the requirements of Section 7(g)(ii)(C)) promptly pay to the Company the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 7(g)(ii)(C), a determination is made that Executive shall not be entitled to any refund with respect to such claim, and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid, and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.
(E)    For the avoidance of doubt, all payments to or for the benefit of Executive provided for in this Section 7(g)(ii) shall be made no later than the end of the calendar year in which the applicable Excise Tax has become due, or if as a result a tax audit or litigation, it is determined that no additional Excise Tax has become due, the end of the calendar year in which the audit is completed or there is a final and non-appealable settlement or other resolution.

8.    Restrictive Covenants.
(a)    In consideration of the Company and EFH Co. entering into this Agreement with Executive and hereby promising and committing themselves to provide Executive with Confidential Information and/or specialized training after Executive executes this Agreement, Executive shall not, directly or indirectly:
(i)    at any time during or after the Employment Term, disclose any Confidential Information pertaining to the business of EFH Co., the Company, the Sponsor Group, or any of their respective Affiliates, except when required to perform her duties to EFH Co., the Company or one of its Affiliates, or by law or judicial process, provided that Executive gives the Company reasonable notice of any legal or judicial proceeding requiring Executive to disclose Confidential Information and an opportunity to challenge the disclosure of any such information, and Executive agrees to provide such reasonable notice in writing to:
Executive Vice President - Human Resources
Energy Future Holdings Corp.
1601 Bryan Street, 41st Floor
Dallas, Texas 75201
(214) 812-5153 (facsimile);
(ii)    at any time during the Employment Term and for a period of eighteen (18) months thereafter (the “Non-Compete Period”), directly or indirectly, act as a proprietor, investor, director, officer, employee, substantial stockholder, consultant, or partner in any Competing Business in Texas or any other geographic area in which Texas Energy Future Holdings Limited Partnership, the Company or any of their respective subsidiaries operates or conducts business; or
(iii)    at any time during the Employment Term and for a period of eighteen (18) months thereafter, directly or indirectly (A) solicit customers or clients of EFH Co., the Company or any of its Affiliates to terminate their relationship with EFH Co., the Company or any of its Affiliates or otherwise solicit such customers or clients to compete with any business of EFH Co., the Company or any of its Affiliates, or (B) solicit or offer employment to any person who is, or has been at any time during the twelve (12) months immediately preceding the termination of Executive’s employment, employed by EFH Co., the Company or any of its Affiliates;
provided that in each of (ii) and (iii) above, such restrictions shall not apply with respect to any member of the Sponsor Group or any of its Affiliates that is not engaged in any business that competes, directly or indirectly, with the Company or any of its subsidiaries in any geographic area where they operate. Notwithstanding the foregoing, for the purposes of this Section 8(a), (A) Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in the business of EFH Co., the Company or its Affiliates that are publicly traded on a national or regional stock exchange or quotation system or on the over-the-counter market if Executive (I) is not a controlling person of, or a member of a group which controls, such Person and (II) does not, directly or indirectly, own 5% or more of any class of securities of such Person, and (B) Section 8(a)(ii) shall not be violated by reason of any exercise of tag-along rights under the Sale Participation Agreement, by and between the Company (and related parties) and Executive

(the “Sale Participation Agreement”) or Drag Transaction (as defined in the Sale Participation Agreement) that may occur after the date hereof.
(b)    Notwithstanding clause (a) above, if at any time a court holds that the restrictions stated in such clause (a) are unreasonable or otherwise unenforceable under circumstances then existing, the Parties hereto agree that the maximum period, scope or geographic area determined to be reasonable under such circumstances by such court will be substituted for the stated period, scope or area. Because Executive’s services are unique and because Executive has had access to Confidential Information, the Parties hereto agree that money damages will be an inadequate remedy for any breach of this Agreement. In the event of a breach or threatened breach of this Agreement, EFH Co., the Company or their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violations of, the provisions hereof (without the posting of a bond or other security). Notwithstanding the foregoing, in the event Executive breaches the covenants set forth in this Section 8, the Company’s rights and remedies with respect Executive’s Options, Option Stock, and Stock and payments related thereto, as those terms are defined in the Management Stockholder’s Agreement, by and between the Company (and related parties) and Executive (the “Management Stockholder’s Agreement”) shall be limited to those set forth in Section 22(c) of the Management Stockholder’s Agreement.
(c)    For purposes of this Agreement, the terms listed below shall be defined as follows:
(i)    “Affiliate” shall mean with respect to any Person, any entity directly or indirectly controlling, controlled by or under common control with such Person; and, by way of clarification and not by limitation, the Company and EFH Co. are Affiliates of each other; provided, however, for purposes of this Agreement, Texas Energy Future Co-Invest, LP shall not be deemed to be an Affiliate of the Sponsor Group or any member of the Sponsor Group.
(ii)    “Competing Business” shall mean any business that directly or indirectly competes, at the relevant determination date, with one or more of the businesses of EFH Co., the Company or any of its Affiliates in any geographic area where Texas Energy Future Holdings Limited Partnership, the Company, or any of their respective subsidiaries operates.
(iii)    “Confidential Information” shall mean information: (A) disclosed to or known by Executive as a consequence of or through her employment with EFH Co., the Company or any Affiliate; (B) not publicly available or not generally known outside EFH Co., the Company or any Affiliate; and (C) that relates to the business and/or development of EFH Co., the Company or any Affiliate. Any information that does not meet each of the criteria listed above (in subsections (A) - (C)) shall not constitute Confidential Information. By way of example, Confidential Information shall include but not be limited to the following: all non-public information or trade secrets of EFH Co., the Company, or any Affiliate that gives EFH Co., the Company or any Affiliate a competitive business advantage or the opportunity of obtaining such advantage, or disclosure of which might be detrimental to the interests of EFH Co., the Company or any Affiliate; information regarding EFH Co.’s, the Company’s or any Affiliate’s business operations, such as financial and sales data (including budgets, forecasts, and historical financial data), operational information, plans, and strategies; business and marketing strategies and plans for various products and services; rate and regulatory strategy and plans; information regarding suppliers, consultants, employees, and contractors; technical information concerning products, equipment, services, and processes; procurement procedures; pricing and pricing techniques; information concerning past, current and prospective customers, investors, and business affiliates; plans or strategies for expansion or acquisitions; budgets; research; trading methodologies and terms; communications information; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; electronic databases; models; specifications; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; personnel information; payments or rates paid to consultants or other service providers; and EFH Co.’s, the Company’s or any Affiliate’s files, physical or electronic documents, equipment, and proprietary data or material in whatever form including all copies of all such materials. By way of clarification (but not limitation), information that Executive conceived or developed during her employment with EFH Co., the Company or an Affiliate or learned from other employees or contractors of EFH Co., the Company or an Affiliate that meets the definition of Confidential Information shall be treated as such.
(iv)    “Person” shall mean “person,” as such term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (or any successor thereto).
(v)    “Restricted Group” shall mean, collectively the Company, its subsidiaries, the members of the Sponsor Group and their respective Affiliates.
(vi)    “Sponsor Group” shall mean Kohlberg Kravis Roberts & Co. L.P., TPG Capital L.P., and Goldman, Sachs & Co.
9.    Miscellaneous.
(a)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to conflicts of laws principles thereof.
(b)    Entire Agreement. Except as otherwise provided herein, this Agreement contains the entire understanding of the Parties with respect to the employment of Executive by EFH Co., the Company and/or its Affiliates and supersedes all prior agreements and understandings. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the Parties with respect to the subject matter herein other than those expressly set forth herein.
(c)    No Waiver. The failure of a Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such Party’s rights or deprive such Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
(d)    Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(e)    Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by EFH Co. or the Company to a person or entity which is an Affiliate or a successor in interest to substantially all of the business operations of EFH Co. or the Company, provided that the assignee expressly assumes all obligations of EFH Co. and/or the Company under this Agreement and all other related agreements to which Executive, the Company and/or EFH Co. are parties. Upon such assignment, the rights and obligations of EFH Co. and/or the Company hereunder shall become the rights and obligations of such Affiliate or successor person or entity.
(f)    Set Off; Mitigation. Except as otherwise provided in Section 9(o), the obligations of EFH Co. and the Company to pay Executive the amounts provided and to make the arrangements provided hereunder shall not be subject to setoff, counterclaim or recoupment of amounts owed by Executive to EFH Co., the Company and/or their Affiliates. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment and, except as expressly provided herein, no amount payable hereunder shall be reduced by any payments or benefits received from such subsequent employment.
(g)    Compliance with Code Section 409A. Notwithstanding anything herein to the contrary, if, at the time of Executive’s termination of employment, the Company has securities that are publicly traded on an established securities market, and Executive is a “specified employee” (as defined in Code Section 409A), and the deferral of the commencement of any payments or benefits otherwise payable pursuant to Section 7 is necessary in order to prevent any accelerated or additional tax under Code Section 409A, then, to the extent permitted by Code Section 409A, the Company will defer any such payments or benefits hereunder (without any reduction in the payments or benefits ultimately paid or provided to Executive) until the date that is six (6) months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Code Section 409A), provided that amounts which do not exceed the limits set forth in Code Section 402(g)(1)(B) in the year of such termination shall be payable immediately upon termination. Any payments or benefits deferred due to such requirements will be paid in a lump sum to Executive at the end of such six (6) month period. The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 9(g).
(h)    Indemnity. The Company and its subsidiaries shall indemnify and hold Executive harmless for all acts and omissions occurring during her employment or service as a member of the board of directors or managers (as applicable) of any of the Company and/or its subsidiaries, to the maximum extent provided under each of the Company’s and such subsidiaries’ charter, certificate of formation, limited partnership agreement, by-laws and applicable law. During the Employment Term and for a term of six (6) years thereafter, the Company, or any successor to the Company, the Company’s subsidiaries (to the extent not covered under the terms of the Company’s insurance policy), and each of their respective successors, shall purchase and maintain, at their own expense, directors’ and officers’ liability insurance providing coverage for Executive in the same amount as, and with terms no less favorable than, for members of their respective boards of directors or managers (as applicable).
(i)    Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. In the event of Executive’s death before receiving all amounts and benefits due to her hereunder, such amounts shall be payable to Executive’s estate or as otherwise provided under applicable benefit plans or arrangements.
(j)    Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three (3) days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either Party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company or EFH Co.:	Energy Future Holdings Corp. 1601 Bryan Street, 41st Floor Dallas, Texas 75201-3411 Attention: Executive Vice President - Human Resources

If to Executive:	The most recent address on file with the Company
(k)    Executive Representation. Executive hereby represents to EFH Co. and the Company that her execution and delivery of this Agreement and performance of her duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement, separation agreement or other agreement or policy to which Executive is a party or otherwise bound.
(l)    Captions; Section References. The captions included herein are for convenience of reference only and shall be ignored in the construction or interpretation hereof. All references to sections of statutes, regulations or rules shall be deemed to be references to any successor sections.
(m)    Further Assurances. The Parties shall, with reasonable diligence, do all things and provide all reasonable assurances as may be required to complete the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by the other Party as may be reasonably necessary or desirable to give effect to this Agreement and carry out its provisions.
(n)    Cooperation. For a period of six (6) years after her termination, Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder, provided that the Company and its Affiliates shall use reasonable efforts to avoid material interference with Executive’s business or personal activities. The Company shall pay all of Executive’s reasonable expenses incurred in connection with providing such cooperation.

(o)    Withholding. EFH Co. may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation. In addition, Executive expressly authorizes and agrees that any amounts she owes in relation to any travel or credit cards issued or sponsored by EFH Co. or the Company, the energy conservation program, the appliance purchase program, or salary, bonus, vacation or other benefit overpayments, may be offset and deducted from any payments due to Executive pursuant to this Agreement.
(p)    Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
(q)    Amendments. This Agreement may not be altered, modified, or amended except by written instrument signed by the Parties hereto.
(r)    Return of Property. Executive agrees that if Executive’s employment with EFH Co. or the Company is terminated (for any reason), Executive shall not take with Executive, but will leave with the Company, all computers, cell phones, access cards, computer or electronic storage devices, any other Company property and all Confidential Information, work product, records, files, electronic mail, memoranda, reports, documents and other information that is the property of the Company, in whatever form (including on computer disk or any electronic storage device), and any copies thereof, or if such items are not on the premises of the Company, Executive agrees to return such items immediately upon Executive’s termination (regardless of the reason) or any time at the request of the Company. Executive acknowledges that all such items are and remain the property of the Company.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.
ENERGY FUTURE HOLDINGS CORP.
By:    /s/ John F. Young
John F. Young
President and Chief Executive Officer
EFH CORPORATE SERVICES COMPANY
By:    /s/ Carrie L. Kirby
Carrie L. Kirby
Executive Vice President
EXECUTIVE:
/s/ Stacey H. Doré
Stacey H. Doré

Exhibit I
In addition to the benefits, perquisites and compensation set forth in the Agreement, Executive shall be entitled to receive the benefits, perquisites and compensation set forth in this Exhibit I, subject to the terms and conditions set forth herein:
(a)    Executive shall have the opportunity to earn the retention award set forth in this Exhibit I subject to the terms and conditions set forth herein:
(i)    Executive shall earn a long-term cash bonus award in an amount between $216,666.67 and $433,333.33 per fiscal year determined by the Company’s performance as indicated by the level of Competitive Management EBITDA actually achieved for the fiscal years ended December 31, 2012, December 31, 2013, and December 31, 2014 relative to the Competitive Management EBITDA threshold and target amounts set by the Board for each respective fiscal year (the “Retention Award”). For the achievement of the threshold level of Competitive Management EBITDA in respect of any such year, Executive shall earn $216,666.67, for the achievement of at least the target level of Competitive Management EBITDA in respect of any such year, Executive shall earn $433,333.33 (the “Retention Target Award”), and for the achievement of Competitive Management EBITDA in between the threshold and target levels in respect of any such year, Executive shall earn an amount between $216,666.67 and $433,333.33 as determined by linear interpolation. The Retention Award, if earned, shall be paid to Executive in a lump sum on March 13, 2015; provided, that, subject to the provisions of sub-paragraph (a)(iii) of this Exhibit I, Executive is employed by EFH Co., the Company or an Affiliate thereof on March 13, 2015.
(ii)    The process followed by the O&C Committee in establishing the Competitive Management EBITDA threshold and target amounts for purposes of the Retention Award shall be consistent with the O&C Committee’s prior practice.
(iii)    In the event Executive’s employment is terminated pursuant to Section 7(b), 7(c), 7(d)(ii), or 7(e) hereof, in any case, prior to the payment date of the Retention Award, Executive shall be entitled to receive the Retention Award, or a portion thereof, that Executive would otherwise have been entitled to receive pursuant to sub-paragraph (a)(i) of this Exhibit I, calculated as set forth below in this subparagraph (the sum of such amounts referred to herein as the “Pro-Rata Retention Award”), with such Pro-Rata Retention Award payable to Executive as soon as practical but no later than the earlier of: (a) March 15 following the calendar year in which termination occurs or (b) ninety (90) days following termination; provided, that, in the case of a termination of employment pursuant to Section 7(c), 7(d)(ii), or 7(e), Executive (x) does not violate the restrictions set forth in Section 8 of this Agreement and (y) executes, delivers and does not revoke a general release of claims against EFH Co., the Company and its Affiliates (excluding claims for indemnification, claims for coverage under officer and director policies, and claims as a stockholder of the Company). The Pro-Rata Retention Award shall be calculated as follows: (x) if the termination occurs prior to January 1, 2015, a portion of the Retention Award equal to (1) the amount that would have been payable under sub-paragraph (a)(i) of this Exhibit I for any completed fiscal year, plus (2) a portion of the Retention Award to be determined by multiplying the Retention Target Award for the year of Executive’s termination by a fraction, the numerator of which is the number of days during which Executive was employed by EFH Co., the Company or an Affiliate thereof in the fiscal year of Executive’s termination, and the denominator of which is 365, or (y) if the termination occurs on or after January 1, 2015, the actual earned amount of the Retention Award.
(iv)    Notwithstanding any provision of this Exhibit I to the contrary, in the event of a Change in Control, Executive’s entitlement to the Retention Award shall be determined without regard to the achievement of Competitive Management EBITDA in respect of the fiscal year in which such Change in Control occurs and any subsequent year, and the amount earned by Executive shall be determined as if target level of Competitive Management EBITDA were achieved for any such year, but to the extent the Retention Award is attributable to any prior fiscal year, actual Competitive Management EBITDA for such prior year shall be used.
(v)    To assure payment of the Company’s obligations under sub-paragraph (a)(i) above, the Company has obtained the issuance of an Irrevocable Standby Letter of Credit (the “LOC”) for the benefit of Executive from a bank (the “Issuer”) on the following terms:
(A)    The LOC shall be in the amount of $1,300,000.
(B)    The LOC shall expire on .
(C)    The LOC shall not be transferable.
(D)    Partial and multiple draws shall be permitted under the LOC. Furthermore, draws shall be limited under the LOC as follows:
[Information Omitted.]
(vi)    A copy of the LOC so issued is attached hereto as Exhibit I(A).
(vii)    Any amount paid under the LOC to the United States Treasury in respect of the Company’s tax account shall be credited as withheld income and payroll taxes with respect to Executive, and the Company shall properly report such amount on IRS Form W-2 issued to Executive for the applicable tax year.
(viii)    For purposes hereof, “Competitive Management EBITDA” shall mean the sum of Energy Future Holdings Corp. consolidated EBITDA less Oncor Electric Delivery Holdings Company LLC EBITDA; where:
(A)    “EBITDA” shall mean earnings before interest, taxes, depreciation and amortization plus transaction, management and/or similar fees paid to the Sponsor Group and/or its Affiliates, together with such adjustments as the O&C Committee shall determine appropriate in its discretion after good faith consultation with the Chief Executive Officer and/or Chief Financial Officer. Such adjustments will be consistent with those included in the definition of EBITDA in the Energy Future Holdings Corp. Indenture related to its 10.000% Senior Secured Notes due 2020, as such indenture is in effect on the Effective Date, to the extent considered appropriate for management compensation purposes, which will include but are not limited to, adjustments to reflect unrealized mark-to-market valuations of hedging instruments; fees and expenses relating to the Company’s receivables financing facilities; the amortization of nuclear fuel costs; and any effects of adjustments in the financial statements resulting from the application of purchase accounting; but which for clarification will not include, without limitation, adjustments to reflect unrealized cost savings and planned and unplanned outages. In any event and notwithstanding anything herein to the contrary, the O&C Committee shall have the discretion to make any further adjustments to the calculation of EBITDA as it deems fair and appropriate after good faith consultation with the Chief Executive Officer and/or Chief Financial Officer.
(B)    The O&C Committee shall, fairly and appropriately, following the O&C Committee’s good faith consultation with the Chief Executive Officer and/or Chief Financial Officer, adjust the calculation of EBITDA to reflect the following: acquisitions, divestitures, any change required by GAAP relating to share-based compensation or for other changes in GAAP promulgated by accounting standard setters that, in each case, the O&C Committee in good faith determines require adjustment of EBITDA. The O&C Committee’s determination of such adjustment shall be based on the effect of such event on the Company’s consolidated financial statements.
(b)    As soon as administratively practicable following the February O&C Committee meeting in each of 2013 and 2014 provided Executive remains continuously employed by EFH Co., the Company or an Affiliate thereof through each applicable grant date, Executive shall be entitled to receive on each such date, a grant of 250,000 restricted stock units under the 2007 Stock Incentive Plan for Key Employees of Energy Future Holdings Corp. and its Affiliates and the Restricted Stock Unit Agreement, in such form and substance as attached hereto as Exhibit I(B), to be entered into by and between the Company and Executive with respect to each annual grant. In the event of a Change in Control prior to any applicable grant date, the restricted stock units that would have been granted under this sub-paragraph (b) of this Exhibit I shall be issued and shall be vested immediately prior to the effective date of the Change in Control. The rights and obligations of Executive and the Company shall be governed by the 2007 Stock Incentive Plan for Key Employees of Energy Future Holdings Corp. and its Affiliates and the Restricted Stock Unit Agreement entered into incident to each such grant.

Exhibit I(A)
DATE: ___________
IRREVOCABLE STANDBY LETTER OF CREDIT NO.: ___________
BENEFICIARY:
STACEY H. DORE
[ON RECORD WITH THE COMPANY]
APPLICANT:
TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC
FOR THE ACCOUNT OF EFH CORPORATE SERVICES COMPANY.
1601 BRYAN STREET, 44TH FLOOR
DALLAS, TX 75201-3411
AMOUNT: USD 1,300,000.00 (ONE MILLION THREE HUNDRED THOUSAND AND 00/100
UNITED STATES DOLLARS)
EXPIRY DATE: ___________
LADIES AND GENTLEMEN:
BY ORDER OF OUR CLIENT, TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC FOR THE ACCOUNT OF EFH CORPORATE SERVICES COMPANY (THE “ACCOUNT PARTY”), WE HEREBY ESTABLISH OUR IRREVOCABLE STANDBY LETTER OF CREDIT NO. ___________ (THIS “LETTER OF CREDIT”) IN YOUR FAVOR FOR DRAWINGS NOT TO EXCEED THE AGGREGATE SUM OF USD 1,300,000.00 (ONE MILLION THREE HUNDRED THOUSAND AND 00/100 UNITED STATES DOLLARS), EFFECTIVE IMMEDIATELY. THIS LETTER OF CREDIT IS ISSUED, PRESENTABLE AND PAYABLE AT THE OFFICE OF OUR SERVICER,CITICORP NORTH AMERICA, INC., 3800 CITIBANK CENTER, BUILDING B, 3RD FLOOR, TAMPA, FL 33610, AND, SUBJECT TO THE FURTHER TERMS HEREOF, EXPIRES WITH OUR CLOSE OF BUSINESS ON ___________.
FUNDS UNDER THIS LETTER OF CREDIT ARE AVAILABLE TO YOU AGAINST YOUR SIGHT DRAFT(S), DRAWN ON US, PURPORTEDLY SIGNED BY YOU (OR YOUR SUCCESSOR(S) OR HEIR(S) AT LAW), AND OTHERWISE IN THE FORM ATTACHED HERETO AS EXHIBIT A, APPROPRIATELY COMPLETED.
FUNDS UNDER THIS LETTER OF CREDIT WILL BE AVAILABLE FOR DRAWING IN ACCORDANCE WITH THE FOLLOWING SCHEDULE; HOWEVER, IN NO EVENT SHALL THE TOTAL AMOUNT OF ALL PAYMENTS MADE UNDER THIS LETTER OF CREDIT EXCEED THE AMOUNT OF $1,300,000.00:

AVAILABILITY PERIODS		AMOUNT AVAILABLE IN U.S. DOLLARS

FROM AND INCLUDING [ ]	THROUGH AND INCLUDING [ ]	[ ]
FOR THE AVOIDANCE OF DOUBT, ANY UNUTILIZED AMOUNT IN ANY GIVEN AVAILABILITY PERIOD WILL BE CUMULATIVELY ADDED TO THE AMOUNT AVAILABLE IN THE IMMEDIATELY SUCCEEDING AVAILABILITY PERIOD.

FURTHERMORE, THE MAXIMUM AGGREGATE AMOUNT THAT MAY BE DRAWN BY YOU DURING THE TERM OF THIS LETTER OF CREDIT SHALL BE AUTOMATICALLY REDUCED BY THE AGGREGATE AMOUNT OF ANY PRIOR PAYMENTS MADE UNDER THIS LETTER OF CREDIT.
PARTIAL AND MULTIPLE DRAWINGS ARE PERMITTED HEREUNDER. THIS LETTER OF CREDIT SHALL AUTOMATICALLY TERMINATE AFTER PAYMENT OF ANY DRAW MADE UNDER STATEMENT (B) IN THE FORM OF SIGHT DRAFT ATTACHED HERETO AS EXHIBIT A.
THIS LETTER OF CREDIT IS NOT TRANSFERABLE.
WE HEREBY ENGAGE WITH YOU THAT ALL DRAFTS DRAWN UNDER AND IN STRICT COMPLIANCE WITH THE TERMS OF THIS LETTER OF CREDIT WILL BE DULY HONORED IF DRAWN AND PRESENTED FOR PAYMENT ON OR BEFORE THE EXPIRY DATE OF THIS LETTER OF CREDIT. WE SHALL EFFECT PAYMENT THREE BUSINESS DAYS AFTER OUR RECEIPT OF DOCUMENTS IN STRICT CONFORMITY WITH THE TERMS OF THIS LETTER OF CREDIT. AS USED HEREIN “BUSINESS DAY” SHALL MEAN ANY DAY OTHER THAN A SATURDAY OR SUNDAY OR A DAY ON WHICH BANKING INSTITUTIONS IN NEW YORK CITY ARE AUTHORIZED OR REQUIRED TO CLOSE BY LAW.
PAYMENT OF DRAWINGS MADE HEREUNDER SHALL BE MADE IN TWO PARTS, BY WIRE TRANSFER, PURSUANT TO THE FOLLOWING WIRE INSTRUCTIONS:
I) SIXTY PERCENT (60%) OF EACH SUCH DRAWING SHALL BE PAYABLE PURSUANT TO BENEFICIARY’S (OR HER SUCCESSOR(S) OR HEIR(S) AT LAW) WRITTEN WIRE INSTRUCTIONS SET FORTH IN THE APPROPRIATELY COMPLETED AND PRESENTED SIGHT DRAFT(S), AND
II) FORTY PERCENT (40%) OF EACH SUCH DRAWING (FOR PURPOSES OF APPLICABLE PAYROLL AND INCOME TAX WITHHOLDING) SHALL BE PAYABLE TO:
ABA REFERENCE #: [ON RECORD WITH THE COMPANY]
NAME OF BANK DEPOSITORY: US TREAS SINGLE TX
EMPLOYER’S TIN: 75-0835281
NAME CONTROL: EFHC
EMPLOYER’S FULL NAME: EFH CORPORATE SERVICES CO
TAX TYPE: 94105
TAX YEAR: [INSERT 2 DIGIT TAX YEAR]
TAX MONTH: [INSERT 03, 06, 09, OR 12 FOR CALENDAR QUARTER IN WHICH DRAWING OCCURS]
THIS LETTER OF CREDIT IS SUBJECTED TO AND GOVERNED BY LAWS OF THE STATE OF NEW YORK AND THE 2007 REVISION OF THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS OF THE INTERNATIONAL CHAMBER OF COMMERCE (PUBLICATION NO. 600). IN THE EVENT OF ANY CONFLICT, THE LAWS OF THE STATE OF NEW YORK WILL CONTROL.
SHOULD YOU HAVE OCCASION TO COMMUNICATE WITH US REGARDING THIS LETTER OF CREDIT, KINDLY DIRECT YOUR COMMUNICATIONS TO THE ATTENTION OF OUR LETTER OF CREDIT DEPARTMENT, 3800 CITIBANK CENTER, BUILDING B, 3RD FLOOR, TAMPA, FL 33610, MAKING SPECIFIC REFERENCE TO OUR LETTER OF CREDIT NO. ___________.

VERY TRULY YOURS,
CITIBANK, N.A.
BY: JOSEPH CHESAKIS, DIRECTOR
BY:    / s /
AUTHORIZED SIGNATURE

EXHIBIT A TO
LETTER OF CREDIT NO.: ___________
FORM OF SIGHT DRAFT
VIA OVERNIGHT MAIL
_______________, 20__
CITIBANK, N.A.
C/O CITICORP NORTH AMERICA, INC., AS SERVICER
3800 CITIBANK CENTER, BUILDING B
3RD FLOOR
TAMPA, FLORIDA 33610
ATTENTION: LETTER OF CREDIT DEPT.
RE: LETTER OF CREDIT NO. ___________
[STATE ONE OF THE FOLLOWING (A) OR (B):]
(A) I HEREBY CERTIFY THAT (1) I AM ENTITLED TO DRAW ON IRREVOCABLE STANDBY LETTER OF CREDIT NO. ___________ UNDER THE PROVISIONS OF THE EMPLOYMENT AGREEMENT DATED AS OF APRIL 27, 2012 (THE “EMPLOYMENT AGREEMENT”), BETWEEN EFH CORPORATE SERVICES COMPANY (“EFH CORP SVCS”), ENERGY FUTURE HOLDINGS CORP. AND ME, (2) THE FULL AMOUNT EARNED BY AND PAYABLE TO ME UNDER THE RETENTION AWARD AS OF __________________________ IS $_________________________________________, WHICH AMOUNT IS CONSISTENT WITH, AND NOT IN EXCESS OF, THE AMOUNT EARNED BY AND CURRENTLY PAYABLE TO ME UNDER THE RETENTION AWARD, AND (3) I REMAIN EMPLOYED BY EFH CORP SVCS, THE ACCOUNT PARTY (AS DEFINED IN IRREVOCABLE STANDBY LETTER OF CREDIT NO. ______________) OR AN AFFILIATE OF EFH CORP SVCS AND/OR THE ACCOUNT PARTY AS OF THE DATE OF THIS DRAW AND I AM ENTITLED TO THE FULL AMOUNT EARNED AND PAYABLE. I HEREBY ACKNOWLEDGE THAT ANY AMOUNT OF THIS DRAW THAT IS PAID TO ME AND LATER DETERMINED TO BE IN EXCESS OF THE AMOUNT ACTUALLY EARNED BY AND PAYABLE TO ME UNDER THE RETENTION AWARD SHALL CREATE A CAUSE OF ACTION IN FAVOR OF EFH CORP SVCS, THE ACCOUNT PARTY AND/OR AN AFFILIATE OF EFH CORP SVCS OR THE ACCOUNT PARTY TO RECOVER THE EXCESS PAYMENT.
OR
(B) I HEREBY CERTIFY THAT (1) I AM ENTITLED TO DRAW ON IRREVOCABLE STANDBY LETTER OF CREDIT NO. ___________ UNDER THE PROVISIONS OF THE EMPLOYMENT AGREEMENT DATED AS OF APRIL 27, 2012 (THE “EMPLOYMENT AGREEMENT”), BETWEEN EFH CORPORATE SERVICES COMPANY (“EFH CORP SVCS”), ENERGY FUTURE HOLDINGS CORP. AND ME, (2) THE FULL AMOUNT EARNED BY AND PAYABLE TO ME UNDER THE RETENTION AWARD AS OF __________________________ IS $_________________________________________, WHICH AMOUNT IS CONSISTENT WITH, AND NOT IN EXCESS OF, THE AMOUNT EARNED BY AND CURRENTLY PAYABLE TO ME UNDER THE RETENTION AWARD, AND (3) MY EMPLOYMENT WAS TERMINATED PURSUANT TO SECTION 7(B), 7(C), 7(D)(II), or 7(E) OF THE EMPLOYMENT AGREEMENT PRIOR TO THE DATE OF THIS DRAW AND I AM ENTITLED TO EITHER THE FULL AMOUNT EARNED OR A PRO-RATED AMOUNT (PURSUANT TO SUB-PARAGRAPH (A)(III) OF EXHIBIT I TO THE EMPLOYMENT AGREEMENT). I HEREBY ACKNOWLEDGE THAT ANY AMOUNT OF THIS DRAW THAT IS PAID TO ME AND LATER DETERMINED TO BE IN EXCESS OF THE AMOUNT ACTUALLY EARNED BY AND PAYABLE TO ME UNDER THE RETENTION AWARD SHALL CREATE A CAUSE OF ACTION IN FAVOR OF EFH CORP SVCS, THE ACCOUNT PARTY AND/OR AN AFFILIATE OF EFH CORP SVCS OR THE ACCOUNT PARTY TO RECOVER THE EXCESS PAYMENT.

YOU ARE HEREBY INSTRUCTED TO REMIT THE PAYMENT OF $________________ IN TWO PARTS, BY WIRE TRANSFER, PURSUANT TO THE FOLLOWING WIRE INSTRUCTIONS:

•	SIXTY PERCENT (60%) OF SUCH AMOUNT, OR $________________, SHALL BE PAYABLE TO
ACCOUNT NAME: [INSERT]
ACCOUNT #: [INSERT]
ABA REFERENCE #: [INSERT]
NAME OF BANK DEPOSITORY: [INSERT]

•	FORTY PERCENT (40%) OF EACH SUCH DRAWING (FOR PURPOSES OF APPLICABLE PAYROLL AND INCOME TAX WITHHOLDING) SHALL BE PAYABLE TO:
ABA REFERENCE#: [ON RECORD WITH THE COMPANY]
NAME OF BANK DEPOSITORY: US TREAS SINGLE TX
EMPLOYER'S TIN: 75-0835281
NAME CONTROL: EFHC
EMPLOYER'S FULL NAME: EFH CORPORATE SERVICES CO
TAX TYPE: 94105
TAX YEAR: [INSERT 2 DIGIT TAX YEAR]
TAX MONTH: [INSERT 03, 06, 09, OR 12 FOR CALENDAR QUARTER IN WHICH DRAWING OCCURS]
[IF STATEMENT B ABOVE IS UTILIZED INCLUDE THE FOLLOWING STATEMENT] [THE UNDERSIGNED HEREBY ACKNOWLEDGES THAT IRREVOCABLE STANDBY LETTER OF CREDIT NO. ___________ SHALL AUTOMATICALLY TERMINATE AFTER SUCH PAYMENT IS DULY MADE].
By: _______________________________
[BENEFICIARY] OR
[BENEFICIARY’S SUCCESSOR(S) OR HEIR(S) AT LAW]

Exhibit I(B)
2007 STOCK INCENTIVE PLAN FOR KEY EMPLOYEES OF
ENERGY FUTURE HOLDINGS CORP. AND ITS AFFILIATES

RESTRICTED STOCK UNIT AGREEMENT
To: [Name]            Date of Grant: [Date]            Number of Shares: [#]
This Agreement is made and entered into as of the Date of Grant set forth above by and between Energy Future Holdings Corp., a Texas corporation (the “Company”), and you;
WHEREAS, the Company adopted the 2007 Stock Incentive Plan for Key Employees of Energy Future Holdings Corp. and its Affiliates, as it may be amended from time to time (the “Plan”) under which the Company is authorized to grant restricted stock units to certain employees, directors and other service providers of the Company or a Subsidiary;
WHEREAS, a “Restricted Stock Unit” shall represent your right to receive one share of common stock of the Company (the “Stock”) upon the lapse of the restrictions on your award, plus the additional rights to receive dividend equivalents (“Dividend Equivalent Right,” or “DER”), in accordance with the terms and conditions set forth herein and in the Plan (the “Award”);
WHEREAS, a copy of the Plan has been made available to you and shall be deemed a part of this Restricted Stock Unit Agreement (“Agreement”) as if fully set forth herein; and
WHEREAS, you desire to accept the Award made pursuant to this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other valuable consideration hereinafter set forth, you and the Company agree as follows:
1.    The Grant. Subject to the conditions set forth below, the Company hereby grants you, effective as of the Date of Grant set forth above, an award consisting of [#] Restricted Stock Units (subject to any adjustment made to this Award pursuant to Section 8 of the Plan in connection with a stock split, spin-off, recapitalization or other transaction that affects the Company’s equity securities). To the extent that any provision of this Agreement conflicts with the expressly applicable terms of the Plan, you acknowledge and agree that those terms of the Plan shall control and, if necessary, the applicable terms of this Agreement shall be deemed amended so as to carry out the purpose and intent of the Plan. Terms that have their initial letter capitalized, but that are not otherwise defined in this Agreement shall have the meanings given to them in the Plan.
2.    No Shareholder Rights. The Restricted Stock Units granted pursuant to this Agreement do not and shall not entitle you to any rights of a holder of Stock prior to the date shares of Stock are issued to you in settlement of the Award. Your rights with respect to the Restricted Stock Units shall remain forfeitable at all times prior to the date on which rights become vested and the restrictions with respect to the Restricted Stock Units lapse in accordance with Section 6 or 7, as the case may be.
3.    Dividend Equivalent Rights. In the event that the Company declares and pays a dividend in respect of its outstanding shares of Stock and, on the record date for such dividend, you hold Restricted Stock Units granted pursuant to this Agreement that have not been settled, the Company shall create a bookkeeping account that will track, (a) to the extent the dividend paid to stockholders generally was a cash dividend, the cash value you would have been entitled to receive as if you had been the holder of record of the number of shares of Stock related to the Restricted Stock Units that have not been settled as of the record date, or (b) to the extent the dividend paid to stockholders generally was paid in the form of property, the property you would have been entitled to receive as if you had been the holder of record of the number of shares of Stock related to the Restricted Stock Units that have not been settled as of the record date. All DER amounts credited to your bookkeeping account pursuant to this Section 3, if any, shall be deemed converted into shares of Stock on the date that the Restricted Stock Units vest (based on the Fair Market Value (as such term is defined in the Management Stockholder’s Agreement) of Stock on such date and rounded down to the nearest whole share of Stock) and paid to you in the form of additional shares of Stock on the date that the underlying Restricted Stock Units associated with such DER amounts are settled pursuant to Section 5 below. In the event that the Restricted Stock Units are forfeited to the Company without settlement to you, you will also forfeit any associated DER amounts. No interest will be payable with respect to DER amounts credited to your bookkeeping account, if any, that represent cash dividends. Property, if any, deemed credited to DER bookkeeping accounts representing dividends paid in property will be deemed invested in such property until the DER amounts are deemed converted to shares of Stock pursuant to this Section 3. The bookkeeping accounts, if any, created to track DER amounts are phantom accounts and the Company is under no obligation to set aside cash or property with respect to any DER amounts. Valuations made pursuant to this Section 3 (including any valuation of property deemed credited to a bookkeeping account) will be made by the Committee, or its designee, in its sole discretion and such valuation will be final and binding.
4.    Restrictions; Forfeiture. The Restricted Stock Units are restricted in that they may not be sold, transferred or otherwise alienated or hypothecated until these restrictions are removed or expire as contemplated in Section 6 or 7 of this Agreement and Stock is issued to you as described in Section 5 of this Agreement. The Restricted Stock Units are also subject to forfeiture to the Company (the “Forfeiture Restrictions”) pursuant to Section 7 of this Agreement.
5.    Issuance of Stock.
(a)    No shares of Stock shall be issued to you prior to the date on which the Restricted Stock Units vest and the restrictions, including the Forfeiture Restrictions, with respect to the Restricted Stock Units lapse, in accordance with Section 6 or 7. After the Restricted Stock Units vest pursuant to Section 6 or 7, as applicable, the Company shall, subject to any conditions described in subsection (b) below, promptly and within 30 days of such vesting date, cause to be issued Stock registered in your name in payment of such vested Restricted Stock Units upon receipt by the Company of any required tax withholding. Such issuance shall be made as soon as administratively practicable, but may be delayed, in the sole discretion of the Committee, if required by applicable securities law; provided, that, in no event shall the issuance of Stock be made later than March 15th of the year following the year of vesting, or as otherwise may be permitted under Treasury Regulation § 1.409A-1(b)(4)(ii). The Company shall evidence the Stock to be issued in payment of such vested Restricted Stock Units in the manner it deems appropriate. The value of any fractional Restricted Stock Units shall be rounded down at the time Stock is issued to you in connection with the Restricted Stock Units. No fractional shares of Stock, nor the cash value of any fractional shares of Stock, will be issuable or payable to you pursuant to this Agreement. The value of such shares of Stock shall not bear any interest owing to the passage of time. Neither this Section 5 nor any action taken pursuant to or in accordance with this Section 5 shall be construed to create a trust or a funded or secured obligation of any kind.
(b)    You hereby acknowledge that by accepting this Award, the issuance of Stock pursuant to the settlement of your Restricted Stock Units pursuant to this Agreement shall be subject to all the terms and conditions of any Management Stockholder’s Agreement and Sale Participation Agreement previously executed by you, as such forms may be modified under the terms of such agreements; provided, however, that if you have not previously executed a Management Stockholder’s Agreement and/or a Sale Participation Agreement with the Company, you agree that, prior to the Company’s issuance of Stock to you pursuant to this Agreement, you will execute such documents in the form required by the Company. All Stock issued to you pursuant to this Agreement will (a) constitute “Stock” (as such term is defined in the Management Stockholder’s Agreement) for all purposes under the Management Stockholder’s Agreement, and (b) be treated as “Common Stock” underlying “Options” (as such terms are defined in the Sale Participation Agreement) for all purposes under the Sale Participation Agreement.
(c)    The shares of Stock deliverable upon vesting of the Restricted Stock Units, may be either previously authorized but unissued shares or issued shares, which have then been reacquired by the Company. Such shares shall be fully paid and nonassessable.
6.    Expiration of Restrictions and Risk of Forfeiture. Unless otherwise provided in Section 7 below, the restrictions on the Restricted Stock Units granted pursuant to this Agreement, including the Forfeiture Restrictions, will expire on September 30, 2014, and shares of Stock that are nonforfeitable and transferable will be issued to you in payment of your vested Restricted Stock Units as set forth in Section 5, provided that you remain in the continuous employ of, or a service provider to, the Company or its Subsidiaries until September 30, 2014.
7.    Termination of Services or Change in Control Events.
(a)    Termination of Employment Other Than without Cause, for Good Reason, or Due to Death or Disability. In the event your service relationship with the Company or any of its Subsidiaries is terminated for any reason other than by the Company or any of its Subsidiaries without Cause, by your voluntary resignation for Good Reason, or due to your death or Disability (“Cause”, “Good Reason”, and “Disability” as defined in your employment agreement with the Company or any of its Subsidiaries then in effect at the time of your termination of employment) prior to September 30, 2014, then those Restricted Stock Units for which the restrictions have not lapsed as of the date of your termination shall become null and void and those Restricted Stock Units shall be forfeited to the Company.
(b)    Termination of Employment without Cause, for Good Reason, or Due to Death or Disability. In the event your service relationship with the Company or any of its Subsidiaries is terminated by the Company or any of its Subsidiaries without Cause, by your voluntary resignation for Good Reason, or due to your death or Disability prior to September 30, 2014, a portion of the Restricted Stock Units shall vest and all Forfeiture Restrictions shall lapse with respect to such Restricted Stock Units on the effective date of your termination of employment. The portion of the Restricted Stock Units that shall become vested upon your termination of employment shall be determined by multiplying the number of Restricted Stock Units set forth in Section 1 by a fraction, the numerator of which is the number of days you were employed by the Company or any of its Subsidiaries from [February __, 20__] through the effective date of your termination of employment, and the denominator of which is the number of days between [February __, 20__] and September 30, 2014; all remaining Restricted Stock Units shall become null and void and shall be forfeited to the Company upon your termination of employment. The Restricted Stock Units that become vested pursuant to this Section 7(b) will be settled in accordance with Section 5 above.
(c)    Change in Control. In the event that the Company undergoes a Change in Control (as defined in the Plan) prior to September 30, 2014, the Restricted Stock Units shall vest and all Forfeiture Restrictions shall lapse on the effective date of such a Change in Control, provided that you have remained in the continuous employ of, or a service provider to, the Company or its Subsidiaries from the Date of Grant until the effective date of the Change in Control. Upon a Change in Control, your Restricted Stock Units will be settled in accordance with Section 5 above.
8.    Leave of Absence. With respect to the Award, the Company may, in its sole discretion, determine that if you are on leave of absence for any reason you will not be considered as having terminated employment with the Company; however, your rights to the Restricted Stock Units during a leave of absence will be limited to the extent to which those rights were earned or vested when the leave of absence began.
9.    Payment of Taxes. It shall be a condition of the obligations of the Company upon delivery of the Stock pursuant to Section 5 above that you pay to the Company such amount as may be requested by the Company for the purpose of satisfying any liability for any federal, state or local income or other taxes required by law to be withheld with respect to such Stock. The Company may, in its sole discretion, and you hereby authorize the Company to take such actions as may be necessary, in the opinion of the Company’s counsel (including, without limitation, withholding Stock otherwise deliverable to you hereunder through a net settlement and/or withholding amounts from any compensation or other amount owing to you from the Company), to satisfy the obligations for payment of the minimum amount of any such taxes. Notwithstanding the foregoing provisions of this Section 9, you may, at your election, be permitted to elect to use Stock otherwise deliverable to you hereunder, having an equivalent Fair Market Value (as such term is defined in the Management Stockholder’s Agreement) to the payment that would otherwise be made by you to the Company pursuant to the foregoing provisions of this Section 9, to satisfy such obligations. You are hereby advised to seek your own tax counsel regarding the taxation of the Restricted Stock Units made hereunder.
10.    Compliance with Securities Law. Notwithstanding any provision of this Agreement to the contrary, the issuance of Stock will be subject to compliance with all applicable requirements of federal, state, or foreign law with respect to such securities and with the requirements of any stock exchange or market system upon which the Stock may then be listed. No Stock will be issued hereunder if such issuance would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, Stock will not be issued hereunder unless (a) a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), is, at the time of issuance, in effect with respect to such shares or (b) in the opinion of legal counsel to the Company, such shares may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. YOU ARE CAUTIONED THAT ISSUANCE OF STOCK UPON THE VESTING OF RESTRICTED STOCK UNITS GRANTED PURSUANT TO THIS AGREEMENT MAY NOT OCCUR UNLESS THE FOREGOING CONDITIONS ARE SATISFIED. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Award will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained. As a condition to any issuance hereunder, the Company may require you to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company. From time to time, the Board and appropriate officers of the Company are authorized to take the actions necessary and appropriate to file required documents with governmental authorities, stock exchanges, and other appropriate Persons to make shares of Stock available for issuance.
11.    Lock-Up Period. You hereby agree that, if so requested by the Company or any representative of the underwriters (the “Managing Underwriter”) in connection with any registration of the offering of any securities of the Company under the Securities Act, you will not sell or otherwise transfer any Stock acquired hereunder or other securities of the Company during the 180 day period (or such other period as may be requested in writing by the Managing Underwriter and agreed to in writing by the Company) (the “Market Standoff Period”) following the effective date of a registration statement of the Company filed under the Securities Act. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period.
12.    Legends. The Company may at any time place legends referencing any restrictions imposed on the shares pursuant to Sections 5(b), 10 and 11 of this Agreement on all certificates representing shares issued with respect to this Award.
13.    Right of the Company and Subsidiaries to Terminate Services. Nothing in this Agreement confers upon you the right to continue in the employ of or to perform services for the

Company or any Subsidiary, or interfere in any way with the rights of the Company or any Subsidiary to terminate your employment or service relationship at any time.
14.    Furnish Information. You agree to furnish to the Company all information reasonably requested by the Company to enable it to comply with any reporting or other requirements imposed upon the Company by or under any applicable statute or regulation with respect to the transactions contemplated by this Agreement.
15.    No Liability for Good Faith Determinations. The Company and the members of the Board shall not be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Restricted Stock Units granted hereunder.
16.    Execution of Receipts and Releases. Any payment of cash or any issuance or transfer of shares of Stock or other property to you, or to your legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such Persons hereunder. The Company may require you or your legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.
17.    No Guarantee of Interests. The Board and the Company do not guarantee the Stock of the Company from loss or depreciation.
18.    Company Records. Records of the Company or its Subsidiaries regarding your period of service, termination of service and the reason(s) therefor, and other matters shall be conclusive for all purposes hereunder, unless determined by the Company to be incorrect.
19.    Notice. All notices required or permitted under this Agreement must be in writing and personally delivered or sent by mail and shall be deemed to be delivered on the date on which it is actually received by the person to whom it is properly addressed or if earlier the date it is sent via certified United States mail.
20.    Waiver of Notice. Any person entitled to notice hereunder may waive such notice in writing.
21.    Information Confidential. As partial consideration for the granting of the Award hereunder, you hereby agree to keep confidential all information and knowledge, except that which has been disclosed in any public filings required by law, that you have relating to the terms and conditions of this Agreement; provided, however, that such information may be disclosed as required by law and may be given in confidence to your spouse and tax, legal and financial advisors. In the event any breach of this promise comes to the attention of the Company, it shall take into consideration that breach in determining whether to recommend the grant of any future similar award to you and as a factor weighing against the advisability of granting any such future award to you.
22.    Successors. This Agreement shall be binding upon you, your legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.

23.    Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.
24.    Company Action. Any action required of the Company under this Agreement shall be by resolution of the Board or the Committee or by a person or entity authorized to act by resolution of the Board.
25.    Headings. The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.
26.    Governing Law. All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of Texas, without giving any effect to any conflict of law provisions thereof, except to the extent Texas state law is preempted by federal law. The obligation of the Company to sell and deliver Stock hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock.
27.    Consent to Texas Jurisdiction and Venue. You hereby consent and agree that state courts located in Dallas County, Texas and the United States District Court for the Northern District of Texas (Dallas Division) each shall have personal jurisdiction and proper venue with respect to any dispute between you and the Company arising in connection with the Restricted Stock Units, the Plan, or this Agreement. In any such dispute, each of you and the Company agree not to raise, and do hereby expressly waive, any objection or defense to such jurisdiction as an inconvenient forum.
28.    Amendment. This Agreement may be amended in accordance with the terms of the Plan.
29.    The Plan. This Agreement is subject to all the terms, conditions, limitations and restrictions contained in the Plan.
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In Witness Whereof, this Agreement has been executed and delivered by the parties hereto.

ENERGY FUTURE HOLDINGS CORP.
By: ________________________________
Its: ________________________________

GRANTEE
________________________________________
Name: __________________________________
Address: ________________________________
_______________________________________

Exhibit II
In addition to the benefits and compensation set forth in the Agreement, Executive shall be entitled to receive the benefits and compensation set forth in this Exhibit II, subject to the terms and conditions set forth herein:
Survival of Prior Agreements. Notwithstanding Section 9(b), this Agreement shall not supersede the EFH Corp. Retention Award Plan Participation Agreement, by and among the Company and Executive, dated December 22, 2010, and the Restricted Stock Unit Agreement, by and among the Company and Executive, dated March 1, 2011.

Exhibit III
In addition to the benefits, perquisites and compensation set forth in the Agreement, Executive shall be entitled to receive the benefits, perquisites and compensation set forth in this Exhibit III, subject to the terms and conditions set forth herein:
(a)Executive shall have the opportunity to earn the supplemental incentive award set forth in this Exhibit III subject to the terms and conditions set forth herein:
(i)Executive shall earn a long-term cash bonus award in an amount between $300,000 and $600,000 per fiscal year determined by the Company’s performance as indicated by the level of Competitive Management EBITDA actually achieved for the fiscal years ended December 31, 2013 and December 31, 2014 relative to the Competitive Management EBITDA threshold and target amounts set by the Board for each respective fiscal year (the “Supplemental Incentive Award”). For the achievement of the threshold level of Competitive Management EBITDA in respect of any such year, Executive shall earn $300,000; for the achievement of at least the target level of Competitive Management EBITDA in respect of any such year, Executive shall earn $600,000 (the “Supplemental Incentive Target Award”); and for the achievement of Competitive Management EBITDA in between the threshold and target levels in respect of any such year, Executive shall earn an amount between $300,000 and $600,000 as determined by linear interpolation. The Supplemental Incentive Award, if earned, shall be paid to Executive in a lump sum on March 13, 2015; provided, that, subject to the provisions of sub-paragraph (a)(iii) of this Exhibit III, Executive is employed by EFH Co., the Company or an Affiliate thereof on March 13, 2015.
(ii)The process followed by the O&C Committee in establishing the Competitive Management EBITDA threshold and target amounts for purposes of the Supplemental Incentive Award shall be consistent with the O&C Committee’s prior practice.
(iii)In the event Executive’s employment is terminated pursuant to Section 7(b), 7(c),7(d)(ii), or 7(e) hereof, in any case, prior to the payment date of the Supplemental Incentive Award, Executive shall be entitled to receive the Supplemental Incentive Award, or a portion thereof, that Executive would otherwise have been entitled to receive pursuant to sub-paragraph (a)(i) of this Exhibit III, calculated as set forth below in this subparagraph (the sum of such amounts referred to herein as the “Pro-Rata Supplemental Incentive Award”), with such Pro-Rata Supplemental Incentive Award payable to Executive as soon as practical but no later than the earlier of: (a) March 15 following the calendar year in which termination occurs or (b) ninety (90) days following termination; provided, that, in the case of a termination of employment pursuant to Section 7(c), 7(d)(ii), or 7(e), Executive (x) does not violate the restrictions set forth in Section 8 of this Agreement and (y) executes, delivers and does not revoke a general release of claims against EFH Co., the Company and its Affiliates (excluding claims for indemnification, claims for coverage under officer and director policies, and claims as a stockholder of the Company). The Pro-Rata Supplemental Incentive Award shall be calculated as follows: (x) if the termination occurs prior to January 1, 2015, a portion of the Supplemental Incentive Award equal to (1) the amount that would have been payable under sub-paragraph (a)(i) of this Exhibit III for any completed fiscal year, plus (2) a portion of the Supplemental Incentive Award to be determined by multiplying the Supplemental

Incentive Target Award for the year of Executive’s termination by a fraction, the numerator of which is the number of days during which Executive was employed by EFH Co., the Company or an Affiliate thereof in the fiscal year of Executive’s termination, and the denominator of which is 365, or (y) if the termination occurs on or after January 1, 2015, the actual earned amount of the Supplemental Incentive Award.
(iv)Notwithstanding any provision of this Exhibit III to the contrary, in the event of a Change in Control, Executive’s entitlement to the Supplemental Incentive Award shall be determined without regard to the achievement of Competitive Management EBITDA in respect of the fiscal year in which such Change in Control occurs and any subsequent year, and the amount earned by Executive shall be determined as if target level of Competitive Management EBITDA were achieved for any such year, but to the extent the Supplemental Incentive Award is attributable to any prior fiscal year, actual Competitive Management EBITDA for such prior year shall be used.
(v)For the avoidance of any doubt, the Supplemental Incentive Award provided under this Exhibit III is in addition to any other long-term incentive or retention award Executive may be entitled to receive under the Agreement or otherwise and Executive agrees and acknowledges that, unlike other awards which she may be entitled to receive, the Supplemental Incentive Award is not covered by or subject to an irrevocable standby letter of credit.
(vi)Capitalized terms used herein shall have the meanings ascribed to such terms in the Agreement or Exhibits hereunder.

Exhibit IV
In addition to the benefits, perquisites and compensation set forth in the Agreement, Executive shall be entitled to receive the benefits, perquisites and compensation set forth in this Exhibit IV, subject to the terms and conditions set forth herein:
(a)Executive shall have the opportunity to earn the supplemental incentive awards set forth in this Exhibit IV subject to the terms and conditions set forth herein:
(i)For each of calendar year 2015 and 2016, if the Company has not adopted a long term equity incentive compensation plan after January 22, 2014 under which Executive has been granted an award, Executive shall have the opportunity to earn a cash bonus award in an aggregate amount of $1,000,000 (the “Annual Supplemental Award”). The Annual Supplemental Award shall be earned by Executive on a quarterly basis for each of calendar year 2015 and 2016, with Executive having the opportunity to earn one-quarter (1/4) of the Annual Supplemental Award for each quarter commencing in 2015 and 2016, respectively; provided that if the Company adopts a long term equity incentive compensation plan after January 22, 2014, Executive shall have an opportunity to earn a prorated award for the quarter in which Executive first receives a grant under such plan (based on the portion of the quarter elapsed as of the date of such grant) and Executive shall no longer be eligible to earn future quarterly or annual awards under this Exhibit IV thereafter.
(ii)Subject to sub-paragraph (a)(iii), below, Executive shall earn $250,000 (the “Baseline Quarterly Supplemental Award”) or a prorated portion thereof as provided under sub-paragraph (a)(i) above for a particular quarter if: (A) Executive is employed by the Company or an Affiliate thereof on the last day of such quarter (or the date on which Executive first receives a grant under a long term equity incentive compensation plan adopted by the Company after January 22, 2014, if earlier) and (B) the applicable baseline performance metrics established by the O&C Committee (the “Baseline Performance Metrics”) for that quarter are achieved. If the Baseline Performance Metrics for a quarter are not achieved but the threshold performance metrics established by the O&C Committee (the “Threshold Performance Metrics”) for that quarter are achieved, Executive shall earn a percentage between 50% and 100% of the Baseline Quarterly Supplemental Award, determined by linear interpolation (the “Threshold Quarterly Supplemental Award”), if the condition in clause (A) above is satisfied for such quarter. Notwithstanding the foregoing, if the Baseline Performance Metrics or Threshold Performance Metrics are not achieved for any particular quarter, but the Company has achieved as of the end of that quarter or a subsequent quarter the cumulative baseline performance metrics established by the O&C Committee for that quarter (the “Cumulative Baseline Performance Metrics”) or the cumulative threshold performance metrics established by the O&C Committee for that quarter (the “Cumulative Threshold Performance Metrics”), Executive shall be entitled to the following if the condition in clause (A) above is satisfied for such quarter: (x) the payment calculated for such quarter (the “Current Quarter”) to the extent either the Baseline Performance Metrics or Threshold Performance Metrics for the Current Quarter are achieved and either (y) if the Cumulative Baseline Performance Metrics are achieved, Executive shall be entitled to an amount equal to the excess of the sum of the Baseline Quarterly Supplemental Awards for each quarter ending with the Current Quarter over the aggregate amount paid or payable to Executive under this Exhibit IV through the Current Quarter (including the amount that would be paid under clause (x) for the Current Quarter) or (z) if the Cumulative Threshold Performance Metrics are achieved (but the Cumulative Baseline Performance Metrics are not achieved), Executive shall be entitled to an amount equal to the excess of the sum of the Threshold Quarterly Supplemental Awards (determined by linear interpolation, utilizing the Cumulative Threshold Performance Metrics and Cumulative Baseline Performance Metrics for the Current Quarter) for each quarter ending with the Current Quarter over the aggregate amount paid or payable to Executive under this Exhibit IV through the Current Quarter (including the amount that would be paid under clause (x) for the Current Quarter). Notwithstanding anything contained herein to the contrary, (i) in no event shall the sum of the payments made to Executive under this Exhibit IV exceed the sum of the Baseline Quarterly Supplemental Awards through the end of the applicable quarter and (ii) each of 2015 and 2016 shall be administered separately, so that there shall be no carryover of award opportunities or performance from 2015 into 2016.
(iii)Notwithstanding anything to the contrary contained herein, in the event Executive’s employment is terminated pursuant to Section 7(b), 7(c), or 7(e) hereof, Executive shall receive a prorated portion (based on the portion of the applicable quarter Executive was employed by the Company or an Affiliate thereof) of the award Executive would have earned for such quarter had Executive’s employment continued through the end of such quarter; provided, that, in the case of a termination of employment pursuant to Section 7(c) or 7(e), Executive (x) does not violate the restrictions set forth in Section 8 of this Agreement and (y) executes, delivers and does not revoke a general release of claims against the Company and its Affiliates (excluding claims for indemnification, claims for coverage under officer and director policies, and claims as a stockholder of the Company). Such prorated payment shall be paid at the time set forth in sub-paragraph (a)(iv).
(iv)Any payment earned by Executive with respect to a quarter shall be paid in a lump sum cash payment within 60 days of the end of such quarter. In no event shall (A) Executive be required to repay any amounts previously received under this Exhibit IV and/or (B) Executive not receive a payment for a quarter if the Baseline Performance Metrics, Threshold Performance Metrics, Cumulative Baseline Performance Metrics, or Cumulative Threshold Performance Metrics for such quarter are achieved (unless Executive fails to meet the condition set forth in sub-paragraph (a)(ii)(A), above).
(v)Prior to the commencement of each quarter in 2015 and 2016, the O&C Committee shall establish Baseline Performance Metrics, Threshold Performance Metrics, Cumulative Baseline Performance Metrics and Cumulative Threshold Performance Metrics for such quarter. The process followed by the O&C Committee in establishing these performance metrics shall otherwise be generally consistent with the O&C Committee’s prior practice in establishing performance metrics.
(vi)For the avoidance of any doubt, the Annual Supplemental Award provided under this Exhibit IV is in addition to any other annual or long-term incentive award Executive may be entitled to receive under the Agreement or otherwise and Executive agrees and acknowledges that, unlike other awards which she may be entitled to receive, the Annual Supplemental Award is not covered by or subject to an irrevocable standby letter of credit.
(vii)Capitalized terms used herein shall have the meanings ascribed to such terms in the Agreement or Exhibits hereunder.